Exhibit 99 (a)(1)(D)
Offer Letter to Exchange for Ordinary Shares
by
EXCEED COMPANY LTD.
of
up to 10,890,000 of its Outstanding Warrants
at an Exchange of 3.96 Warrants for One Ordinary Share of the Company

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 30, 2009, UNLESS THE TENDER OFFER IS EXTENDED.

November 30, 2009
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated November 30, 2009 (the ‘‘Offer Letter’’), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the ‘‘Offer’’), in connection with the offer by Exceed Company Ltd. (the ‘‘Company’’), a company incorporated under the laws of the British Virgin Islands and successor to 2020 ChinaCap Acquirco, Inc., a Delaware corporation, to the holders of the Company’s issued and outstanding warrants (the ‘‘Warrants’’) to purchase an aggregate of 10,890,000 ordinary shares of the Company, par value $.0001 per share, (the ‘‘Ordinary Shares’’), to permit, during the Offer Period, the exchange of 3.96 Warrants for one Ordinary Share.  The “Offer Period” is the period of time commencing on November 30, 2009 and ending at 5:00 p.m. Eastern Time, on December 30, 2009, or such later date to which the Company may extend the Offer (the “Expiration Date”).

NO FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES.  IN LIEU OF ISSUING FRACTIONAL SHARES, THE COMPANY WILL PAY A CASH ADJUSTMENT FOR ANY FRACTIONAL SHARE BASED UPON THE LAST SALE PRICE OF THE ORDINARY SHARES ON THE NASDAQ STOCK MARKET ON THE LAST TRADING DAY BEFORE THE EXPIRATION DATE.

WARRANTS NOT EXCHANGED FOR ORDINARY SHARES SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON NOVEMBER 8, 2011 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EXCHANGE OF THE WARRANTS.  HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE WARRANTS.

Enclosed with this letter are copies of the following documents:

1.	Offer Letter, dated November 30, 2009;

2.	Letter of Transmittal, for your use in accepting the Offer and exchanging Warrants of and for the information of your clients;

3.
Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event you are unable to deliver the Warrant certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and

4.
Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in Sections 1 through 4 of the Offer Letter.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., New York City Time, on December 30, 2009, unless the Offer is extended.

Other than described herein, the Company will not pay any fees or commissions to any broker or dealer (except that the Company may engage a warrant solicitation agent, as described in the Offer Letter) or other person (other than the Depositary, as described in the Offer Letter) in connection with the solicitation of tenders of Warrants pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

Questions regarding the Offer may be directed to Integrated Corporate Relations, Inc., as Information Agent, at 441 Lexington Avenue, 4th Floor, New York, NY  10017, attention Devlin Lander (telephone number: (415) 419-5606 and email devlin.lander@icrinc.com) or to Continental Stock Transfer & Trust Company, as Depositary, at 17 Battery Place, 8th Floor, New York, New York 10004 (telephone number: 212-509-4000, Ext. 536).

Very truly yours,

Exceed Company Ltd.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.